Exhibit 10.6

EXECUTION

RETIREMENT AGREEMENT

THIS AGREEMENT is made as of this 21st day of September, 2010, between OSHKOSH CORPORATION, a Wisconsin corporation (the “Company”), and ROBERT G. BOHN (the “Executive”).

RECITALS

WHEREAS, the Executive and the Company executed an initial Employment Agreement as of October 15, 1998, which was subsequently amended as of July 1, 2000 and December 31, 2000 and then amended and restated as of January 1, 2008 (the “Employment Agreement”);

WHEREAS, the Executive is currently employed by the Company as Chief Executive Officer (“CEO”) and as Chairman of its Board of Directors (“Chairman”);

WHEREAS, the Executive will announce on September 21, 2010 that he will retire at the end of 2010; and

WHEREAS, the Executive and the Company wish to provide for an orderly transition of the CEO and Chairman positions.

NOW, THEREFORE, the parties agree as follows:

1.             Retirement Arrangements.  In order to facilitate an orderly transition of the Chairman and CEO positions at the Company, the Executive hereby voluntarily resigns from his position as CEO and all other positions with all affiliates of the Company effective as of December 31, 2010 (“Retirement”) and will resign as Chairman at the Annual Meeting of Shareholders to be held in February, 2011.

2.             Employment Agreement.  While the Executive remains the CEO through December 31, 2010, his Employment Agreement remains in full force and effect, including that he will continue to be paid a base salary at an annual rate of $1,184,502 less applicable deductions and withholding, payable in accordance with the Company’s standard payroll procedures.

3.             Transition Arrangement.  Beginning January 1, 2011 and continuing through November 30, 2011 (the “Transition Period”), the Executive will continue his employment with the Company and will be available to consult with, otherwise assist or provide general advice to, the then CEO and to the Board as they may reasonably request, consistent with the Executive’s other commitments; provided, however, that the Executive shall devote his full-time business efforts exclusively to the Company and shall not be employed as an employee of another business during the Transition Period.  Following Retirement, the salary payable to the Executive for the Transition Period will be the total sum of $1,000,000, less applicable deductions and withholding, payable proportionately over the Transition Period in accordance with the Company’s standard payroll procedures.  The Executive’s employment with the Company shall cease at the end of the Transition Period on November 30, 2011.

4.             Bonus and Incentive Plans.

(a)           The Executive will continue to participate in the Company’s annual cash bonus for the Company’s fiscal year ending September 30, 2010 and will be entitled to a payout in accordance with the terms of the grant and calculated in a manner consistent with that of other senior executives under such plan, and have continuing rights under performance share awards that he received prior to September 20, 2010 in accordance with their terms.

(b)           In lieu of any bonus, long-term incentive or performance shares for the Company’s fiscal year ending September 30, 2011, the Executive will receive a bonus payment of $1,000,000, less applicable deductions and withholding, payable on his December 31, 2010 Retirement date.

(c)           The Executive will be entitled to receive a number of Shares (as defined in the Company’s 2004 Incentive Stock and Awards Plan) determined under the terms of the performance share award granted to him in 2008 and calculated in a manner consistent with that of other senior executives.  In addition, upon the conclusion of the Transition Period, the Executive will be entitled to receive a number of Shares (as defined in the Company’s 2009 Incentive Stock and Awards Plan) determined under the terms of performance share award granted to him in 2009 and calculated in a manner consistent with that of other senior executives.

(d)           The Executive acknowledges and agrees that for purposes of vesting and termination of the outstanding stock options and performance shares held by the Executive, the term “Retirement” shall have the meaning set forth in the Company’s 2009 Incentive Stock and Awards Plan, the Company’s 2004 Incentive Stock and Awards Plan or the Performance Share Plan, as applicable, and which, therefore, shall be at the conclusion of the Transition Period on November 30, 2011.

(e)           In recognition of the Executive’s years of service and contribution to the Company and the non-competition provisions described in Section 9, the Executive will receive an early retirement supplement in the total sum of $1,000,000, less applicable deductions and withholding, payable proportionately over thirty-six months commencing with the month following the end of the Transition Period in accordance with the Company’s standard payroll procedures.

(f)            The Executive acknowledges that he will not receive and is not entitled to receive any further awards or payments with respect to any bonus, long-term incentive or performance shares on or after September 20, 2010 under any bonus, incentive, or equity  plan or program of the Company, other than as provided in this Section 4.

5.             Benefits.  While the Executive remains an employee of the Company through the end of the Transition Period, except as provided in Section 4(f) and with regard to the Executive’s life and disability insurance benefits under Sections 3(e) and 10 of his Employment Agreement, he will continue to participate in the Company’s benefit plans at his current levels.  The life and disability insurance benefits described in Sections 3(e) and 10 of the Employment Agreement will cease on the Executive’s December 31, 2010 Retirement date.  At the end of the Transition Period, the Company will continue to provide the Executive with medical, dental and vision benefits at active employee rates for senior executives until the earlier of (a) the date on which the Executive obtains alternative coverage or (b) December 31, 2013.  If no alternative coverage is obtained as of December 31, 2013, the Executive will be entitled to elect COBRA continuation coverage at the Executive’s expense in accordance with the provisions of Section 4980B of the Code, which COBRA coverage period will begin at the close of the period of such continued participation, except that the Executive will be entitled to participate in any health plan of the Company available to similarly situated retirees of the Company to the extent the terms of such plan are more favorable to the Executive and to the extent the Executive qualifies.  In addition, Section 12 of the Employment Agreement will continue to apply for a three (3) year period after the Executive’s Retirement.  The Company will impute the fair market value of the employer-provided continued coverage as taxable income to the Executive.

6.             SERP.  Subject to the limitations set forth in this Section and the forfeiture provisions in Section 10, the Executive will receive a supplemental retirement benefit as determined under Section 11 of the Employment Agreement which equals $62,411 payable monthly in the form of a joint and 100% survivor annuity.  Subject to forfeiture and reduction in accordance with Section 10, the Executive shall not accrue a benefit, nor be entitled to receive a monthly payment, that exceeds $62,411.  Payments shall commence following the end of the Transition Period on December 1, 2011.  In the event of the Executive’s death, his surviving spouse will be entitled to receive a survivor benefit that is one-hundred (100% ) of the Executive’s benefit ($62,411 payable monthly).

7.             Cooperation.  Both before and after his resignation as CEO, the Executive will cooperate fully with the Company in any investigation, negotiation, litigation or other action arising out of transactions or other matters in which he was involved or of which he had knowledge during his employment at the Company.  In the event such a matter arises, the Company will fully reimburse the Executive for any reasonable expenses incurred by him in the course of his cooperation.

8.              No Disparagement.  The parties agree that they (in the Company’s case, through senior executives) will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the other, though each (in the Company’s case, through representatives) may give truthful and non-malicious testimony if properly subpoenaed to testify under oath.

9.             Non-Competition/Non-Solicitation/Non-disclosure.  The Executive acknowledges that he previously entered into the Employment Agreement and that such agreement, including the non-competition provisions therein, continue in full force and effect according to their terms, except as modified by this Agreement.  The Executive agrees that, in exchange for the payments and other terms described herein, the Executive shall be bound by the non-competition provisions in  Section 6 of the Employment Agreement during the Transition Period and for a period of two

(2) years following the conclusion of the Transition Period and the non-disclosure provisions in  Section 7 of the Employment Agreement during the Transition Period and for a period of five (5) years following the conclusion of the Transition Period.  In addition, during the Transition Period and for a period of two (2) years following the conclusion of the Transition Period, the Executive will not, without the written consent of the Company, recruit, solicit or induce, or cause, allow, permit or aid others to recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company whom the Executive supervised or about whom the Executive gained confidential information at any time during the most recent eighteen (18) months of the Executive’s employment to terminate his/her employment with the Company.  Except as may be necessary for the Executive to provide transitional services to the Company under  Section 5, the Executive further agrees to return to the Company upon his Retirement all Company property and confidential and/or proprietary information including the originals and all copies and excerpts of documents, drawings, reports, specifications, samples and the like that were/are in his possession at all Company and non-Company locations, including but not limited to information stored electronically on computer hard drives or disks in accordance with the requirements of  Section 7(c) of the Employment Agreement and further agrees to return all such documents and materials to the Company used in providing transitional services to the Company at the end of the Transition Period.

10.           Breach of Agreement.  The Executive agrees to repay to the Company all sums received from the Company under Section 4(e) and agrees that “$44,174” shall be substituted for “62,411” wherever it appears in Section 6 of this Agreement if he is finally determined by a court of competent jurisdiction to have committed a material breach of his obligations under this Agreement, or Sections 6 or 7 of the Employment Agreement.  In any dispute regarding compensation and benefits payable by the Company under this Agreement, each party will pay its own fees and costs.

11.           General Release and Waiver.  The Executive shall not be entitled to any payment or benefit provided under Section 4(b), Section 4(e), or the last sentence of Section 5, unless the Executive timely executes and delivers to the Company a release in the form attached hereto as Attachment A such that the revocation period specified in the release expires without the Executive exercising his right of revocation as set forth in the release prior to the provision of the payment or benefit.  In addition, the Executive shall not be entitled to any payment or benefit provided under Section 4(e) or the last sentence of Section 5, and agrees to repay to the Company all sums received from the Company under  Sections 4(e) and the last sentence of Section 5, unless (x) the Executive executes and delivers to the Company a release in the form attached hereto as Attachment A no later than twenty-one (21) days after the last day of the Transition Period and (y) the revocation period specified in the release expires without the Executive exercising his right of revocation as set forth in the release.

12.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Executive’s executors, administrators, legal representatives, heirs and legatees and on the Company and its subsidiaries, affiliates, agents, employees, officers and their respective successors and assigns.  No right to receive payments hereunder shall be assignable, transferable, or subject to sale, mortgage, pledge, hypothecation, anticipation, garnishment, attachment, execution or levy or any kind.

13.           Governing Law.  This Agreement shall be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Wisconsin.

14.           Counterparts and Headings.  The headings of the sections of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe, the contents of this Agreement.

15.           Modification of Agreement.  This Agreement may be modified only by mutual consent of the Executive and the Company, which consent shall be evidenced in a written document executed by the Executive and by a duly authorized officer of the Company.

16.            Taxes.  The Company shall be entitled to withhold from any and all payments made to the Executive all federal, state, local and/or other taxes which the Company determines are required to be so withheld from such payments or by reason of any other settlement of stock awards or payments made to or on behalf of the Executive for his benefit hereunder.  This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code (the “Code”).  The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition to the Executive of additional taxes or interest under Code Section 409A.  The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Executive under this Agreement or his Employment Agreement. The Company shall not be liable to the Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Code Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Code Section 409A.  Nothing herein shall require the Company to provide the Executive with any gross-up for any tax, interest or penalty incurred by the Executive under Code Section 409A.

17.           Miscellaneous.  This Agreement constitutes the entire agreement and understanding between the Company and the Executive concerning the Retirement and resignation as Chairman and CEO and supersedes and extinguishes any and all other previous agreements or understandings, whether written or oral, between the Company and the Executive concerning such subject matter.  The waiver by any party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.  Each provision of this Agreement is separate and severable.  If any provision of this Agreement is held invalid by any court, agency, or tribunal, that provision shall be modified to the minimum extent necessary to make it valid, and shall not impair the validity of any other provision of this Agreement, which shall remain in full force and effect.  Except as modified by this Agreement, Sections 3(e), 3(h), 5 — 7, 11, 14(c), 15 — 17 of the Employment Agreement will survive beyond the Retirement date until the end of the Transition Period and all other provisions in the Employment Agreement will terminate on December 31, 2010.  Executive’s Key Executive Employment and Severance Agreement will terminate on December 31, 2010.  In addition, except as modified by this Agreement, Sections 3(h), 6, 7, 11, 15 — 17 of the Employment Agreement and the provisions of this Agreement will survive beyond the Executive’s termination of employment at the end of the Transition Period.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

OSHKOSH CORPORATION

By:	/s/ Richard M. Donnelly	Date: Sept. 21, 2010
Name: Richard M. Donnelly
Title: Chair, Human Resources Committee

EXECUTIVE

/s/ Robert G. Bohn		Date: Sept. 21, 2010
Robert G. Bohn

ATTACHMENT A

RELEASE

1.             Release and Waiver.  In consideration for the promises made by the Company in the Retirement Agreement to which this Release is Attachment A, Robert G. Bohn (the “Executive”), for the Executive and the Executive’s heirs, executors, administrators and any person or entity acting by, through, or under the Executive, hereby waives, releases, holds harmless and forever discharges Oshkosh Corporation, a Wisconsin corporation (the “Company”), and all of its affiliates, and its and their directors, officers, representatives, agents, employees, joint ventures, attorneys, successors and assigns and all persons or entities acting by, through, under or in concert with such affiliates, and its and their directors, officers, representatives, agents, employees, joint ventures, attorneys, benefit plans and plan administrators, successors and assigns (collectively and individually referred to as the “Released Parties”) from any and all liability, rights, claims, demands, damages, debts, dues, sums of money, accounts, attorneys’ fees, complaints, judgments, executions, actions or causes of action for relief or remuneration of any kind whatsoever, whether known or unknown at this time, including, but not limited to, all matters in law, in equity, in contract, or in tort, which the Executive has or may have against the Released Parties or any of them based upon or arising out of any matter whatsoever, which occurred at any time prior to the date of the Executive’s execution hereof (“Release Period End”), including but not limited to any rights, claims, complaints or actions or causes of action which were or could have been asserted by the Executive arising out of or related to his employment by or affiliation with Company or his retirement or termination of employment.  Without limiting the generality of the foregoing, this Release applies to: (a) any claims related to the Executive’s employment with the Company and/or retirement therefrom; (b) any claims for additional compensation, bonuses, or benefits under any benefit plan, policy or practice; (c) any claims for wrongful termination, defamation, invasion of privacy or any other common law claims; (d) any claims of discrimination, harassment or retaliation based on age, national origin, race, religion, sexual orientation, or physical or mental disability or medical condition unrelated to the ability to perform; and (e) any claims under any federal, state or local statutes, ordinances, rules, regulations or orders, including, but not limited to, any claim or cause of action based on any wage payment laws, the Fair Labor Standards Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Equal Pay Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the National Labor Relations Act, the Family and Medical Leave Act, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 and any state Human Rights Act, as each of them has been or may be amended.

2.             Miscellaneous.  The Executive agrees and acknowledges as follows:

(a)           By this Release, the Executive does not release or waive any claims or rights which cannot be waived by law and does not release or waive rights to obtain payments, benefits and exercise any rights under the Retirement Agreement.

(b)           By this Release, the Executive does not release or waive any right or claim which he has or may have under the Age Discrimination in Employment Act, as amended, which arises based on events occurring after the Release Period End.

(c)           The Executive does not release or waive any right or claim he may have, which arises based on events occurring after the Release Period End.

(d)           The Executive acknowledges and represents that he (i) carefully read and understands this Release, (ii) had the opportunity to consult with legal counsel prior to executing this Release, (iii) understand the legal effect and binding nature of this Release, and (iv) is acting voluntarily (and not as a result of any threats or coercion) and with full knowledge of his actions in executing this Release, with the intent of being bound by this Release.  Further, the Executive acknowledges that he has been given at least twenty-one (21) days to fully consider entering into this Release.  The Executive acknowledges and represents that if he elects to sign this Release prior to the expiration of twenty-one (21) days, he has done so voluntarily and knowingly.  The Executive understands that he may revoke this Release within the first seven (7) days after his execution of this Release (“Revocation Period”), in which case this Release shall not become effective or enforceable and all terms of this Release shall become null and void.  If not revoked during the Revocation Period, this Release shall remain in full force and effect.

AGREED TO AND ACCEPTED BY:

EXECUTIVE

/s/ Robert G. Bohn	Date: Sept. 21, 2010
Robert G. Bohn